Exhibit 99

Text of Discussion
at the

Morgan Stanley

9th Annual
Media and Communications Conference
on September 8, 2004

DOUG ARTHUR, Morgan Stanley

I'm Doug Arthur, publishing analyst at Morgan Stanley. I'm joined by Lisa Monaco who works with me as another publishing analyst with Morgan Stanley. We're happy this morning to have Meredith Corp. And the disclaimers I'm not going to read; they're in the written material in our handbook. But we're joined this morning by Bill Kerr, Chairman and CEO, Steve Lacy, President and COO, and Suku Radia, Vice President and CFO and avid tennis fan. He's probably on his way to the Open after this. So without any further adieu, I think Bill is going to make some opening comments, and then we'll start firing away questions. Thanks.

BILL KERR

Great. We'll keep our opening comments fairly brief. Let me, for those of you who are less familiar with the company, what I'll do is make a couple of broad, strategic comments about us, and then we'll get into the specific questions. We're the leading home and family publisher in the United States, and we also are an operator of 13 broadcast television stations around the country. Every month we reach about 85 million people in terms of the touch of our various properties. Our magazines, really led by Better Homes and Gardens, constitute the premiere home and family set of titles of the company. Our database, which is a critical part of our business, drives the circulation of those magazines and differentiates us from many of our competitors in the magazine field and some now in the newspaper field where for us circulation is actually a big source of profit and one of high integrity for us as a company.

We have a very highly successful custom publishing operation, and we have a major book business, which again is very successful. And we see a lot of growth coming in our product sales and our licensing operations. Our Broadcasting Group, which was a modest performer several years ago, is in the midst of a major turnaround and is pumping out, we think, very significant results. I think if you look at our record over the last few years, there's been in both of our businesses significant market share gains, and we've been outperforming our peers fairly consistently. And that's produced a very strong pattern of earnings growth, margin expansion and a strong cashflow. We take a very cautious and opportunistic look at acquisitions, and we continue to be very focused on trying to produce good shareholder value.

If you look at the two different businesses, in Publishing the kind of major themes are really growing our core publishing business, and that's again through advertising market share gains, expanding the advertising categories in which we participate, increasing the rate bases and the frequency of our mid-size titles, and, very importantly, growing the profitability of our circulation.

Also in the Publishing area, we're looking to expand our magazine portfolio. We are particularly looking at younger women in the 30-35 age range, plus or minus, and at the emerging Hispanic marketplace. Those are two of the strong elements for us as we go forward. We're also very focused on expanding our brand franchises. We've done that very well with Better Homes and Gardens. I think MORE and American Baby have significant opportunity. And as I suggested earlier, we're looking very much at new revenue streams, particularly in our database services and product sales.

In Broadcasting, the turnaround is well underway. I think the key over the next few years is how we continue to get increases in ratings, and how we can put that into revenue gains for the company. In Broadcasting we're also looking at new revenue streams. We've added a news radio operation in our Flint/Saginaw market to test how that will work with TV. And we've been, I think, highly successful with our cross-media program, which we call our Cornerstone programs. We would like to create more duopolies. We have one in Portland right now, and we'd like to cluster more with our stations. We have a couple of interesting patterns there.

We've stated our long-term financial goals at several of these conferences, and I'll simply repeat those for the moment. We're looking to grow our Publishing margins by about a point a year. When we first said that, we were at 17, we're now at 18.5 and we plan to be at 20 percent margin in 2006. In Broadcasting where we had been a very weak performer in the low twenties with our EBITDA margin, we had said by '06 we plan to be at the 40 percent level. We've made great progress with that, and we think that's on track.

We've generally said that in the nonpolitical years you should expect from us earnings per share growth in the low double digits and in the political years more in the high teens area. And clearly we've been performing ahead of those targets at this point in time. I think that as you think about us and the company we really focus on organic growth out of our existing properties. We're looking at targeted fill-in acquisitions. And to the degree we don't use up our capital, we're very much focused on either share buyback or dividend increases. And we've paid dividends for almost 60 years, and have increased them regularly over the last decade.

So that's my upfront comments, and I know this is really about Q&A, so Doug its up to you guys to move it forward.

DOUG ARTHUR, Morgan Stanley

I guess just continuing on the long-term theme, when your management team sits down with the Board and talks about your vision of the company... I mean, Meredith is a fairly unique company in the sense of its leading position in the magazine business, strong position in broadcasting. It's a fairly unique portfolio for investors. And when you sit down with the Board and talk about the three- to five-year vision for the company, and you talk about the large improvement in selective acquisitions, but what is the sort of bigger picture, three to five years out, of where you see this company positioned?

BILL KERR

Great. I'll start that. And I'd like Steve to pick up and fill in from his perspective as well. In doing that, let me just say upfront - there are two issues that I think, two major issues that occupy us at the Board level. And I think they are the appropriate issues for a Board. One is succession planning, which we put a lot of effort into. And, you know, I retire in two years as CEO of the company - we have a mandatory retirement - and I'll be 65 then, and Steve's appointment as President and COO earlier this year was a major point in that succession.

But the other one is strategy and long-term strategy. And particularly we do a three-day strategic planning retreat every year, which usually takes place at the end of January. And we're looking at and continue to look at those issues. And we've addressed in the last couple years some major questions, like: Do we need to be something very different than what we are today? Is there something of the business models that we operate on that causes us to think we need to have a radical change in the business? And our answer to that is, no, we do not think we have to do that. We think that both of our core businesses are very good businesses and ones that we can expand. So as we talk about the three-to-five year time horizon, we're very focused on all the executional things that have to get done to drive our core businesses. That's critical, foremost in what we're trying to do.

We believe that, when we look at that timeframe in the publishing arena, we will be and we believe we should be still largely a publisher focused on women's marketplaces in the United States, largely focused on things around the home, which we do very, very well. We think, though, there will be nuances to change in terms of that picture, and I would enumerate those in the following ways: We will probably, clearly, as I said earlier, we will need to fill in some gaps in the portfolio. We do not reach younger women as well as we would like to, and this whole Hispanic marketplace evolution, we think, where we need to expand.

We also believe that in what I would call the nontraditional revenue elements have to be substantially increased in our business. I for one believe as we look out over the next decade, conventional advertising will be one of the least exciting growth areas of all media businesses. I think that growth will come much more from database applications for targeted marketing programs to get beyond simply selling pages. And we've shown the ability to do that, and the range of products that go beyond simply the pages in our magazines or the time on television, have to be developed and developed significantly. And the database and the database applications, in my judgment, are very key to that, something that Steve has been spending a significant amount of his time on.

I would see us as a bigger, more rounded, more complete version of what we are today, with those skill sets moving into the much more sophisticated areas of markets for our major customers, and probably are reaching the consumer in a variety of incremental ways, the Internet being one of those. Internet today is a critically important part of our business. It's one of our major sources of circulation. I could not imagine starting a magazine today without a major Internet component. And I think our book and other information products will be larger in the context of the business as well.

Steve, you may want to add from your perspective.

STEVE LACY

I guess the only color that I would put around that is, when we speak to the Hispanic marketplaces, the advertising is really there, and we've done a tremendous amount of work from a research standpoint. And whether we be involved in a discussion with packaged goods, all the way to automotive, the pharmaceuticals, to technology - there is a strong desire to reach the woman who tends to operate the Hispanic household very much like in all other parts of the country; the woman tends to operate the household. The challenge is, at this point in time, no one has a very strong circulation model in terms of reaching those women and getting them to pay for a magazine in a traditional fashion. And generally that's because in country of origin, they tend not to subscribe to magazines. So you will probably see us, as we move into that arena, launch our own publication, because there really isn't anything to buy that would bring a strong circulation model that we could build on.

As you move to the part of Bill's comment related to younger women, maybe one lifestage earlier than we traditionally have served those women, we have a wonderful start with American Baby that we purchased in December of 2002. It now adds about two million new names to our consumer database each year, and that's basically half of the mothers in the country who have just had a baby in the last twelve months. Almost always if you look over time, there's four million babies born, American Baby serves two million of those four million new mothers. So we have those younger names coming into our audience, and that would help us with a launch or with an acquisition of a younger women's title, and we could add to circulation around that from our own consumer database.

And I'll give one other comment. Bill made reference to some of our more advanced marketing applications. Probably one of the most exciting things that we have done in the last twelve months is a new program that we are implementing on behalf of Hyundai, and that's the automotive manufacturer that has now about 750,000 installed base of automobiles in the country. They have not had a customer loyalty program, as most other automotive companies do in our country. And they've not had, up to this point, a very organized communication mechanism with their dealers. And so that's really the traditional part of our custom publishing work, and we're doing that on behalf of Hyundai, and the first of those communications go into the mail in October. But in addition to that, we're going to be housing all of their consumer data on our technology and adding to that and rounding out their information about their consumers by overlays of our existing data. And that's really a new service offering for us and one that I think we can replicate over time. And it's a bit of an example of what Bill made reference to, which is executing against longer-term and more sophisticated marketing programs on behalf of our advertisers and marketers.

SUKU RADIA

Let me just add a very brief financial perspective to that. The after-tax cashflow in our fiscal year just ended June 30th was just over $120 million, and we have $300 million of debt, all senior notes that's due in fixed tranches, and that translates into a 1.2 debt to EBITDA trailing 12-month ratio. And Steve talked about American Baby. That was an acquisition less than two years ago for $120 million, and in that year, not only were we able to pay for that acquisition, but we also retired another $10 million of debt. So there is plenty of dry powder, about $350 million under our current debt covenants, and that's just pure dry powder available. And as you take a look at the number, it is just based purely on last year. We certainly would have another hundred million on top of that available, if we wanted to.

DOUG ARTHUR, Morgan Stanley

Well, your stock has been - I'm just looking at the boards and stock - it was up double-digit in '01, it was up 15 percent in '02, it was up 19 percent in '03, and it's up 4-5 percent or so year to date in '04. Suku, when you talk to the Board about financial returns, what are kind of the key drivers or key parameters that you present to the Board as goals that you're - other than the obvious one of margin improvement, but in terms of returns that are driving, clearly, one of the best performances in the broad media sector over the past four years - how do you frame it for your audience?

SUKU RADIA

Well, if you were to project it out and you didn't have any debt, clearly, you're not going to get to where you'd like to be on your return on equity. And we have articulated to the Board that somewhere in that 20 percent ROE is what we'd like to target. But on the other hand, as Bill mentioned, the fill-in acquisitions on the magazine side, there just aren't that many fill-in acquisitions available. And if you take a look at the American Baby example, that was a perfect example of something that really fit in well with what we had. We went after that aggressively, and that certainly has performed better than our expectations. You're always going to grapple with, okay, what's out there, what's available, and maybe we shouldn't get too carried away from the perspective of the emotional side of the equation. And I think again I come back to the American Baby as a great example of how well that has been executed. So on the magazine side, I feel very, very comfortable. Also, the launch of MORE Magazine in October of '98, that's proven to be an absolutely wonderful property with a million rate base, and of course that does all sorts of things for you.

But that being said, you're going to have to be fairly disciplined, and if we don't find the right acquisition opportunities, clearly, then you do get back to again the dividends, the share repurchase - how do you intelligently return the money to the shareholders? We increased our dividend 26 percent earlier this year, and we have got a 57-year history of paying dividends and the last 11 years we've increased the dividend each year. And we take up the dividend discussion during the retreat that Bill alluded to. So we'll take up another discussion about the dividend. Obviously, some of this is going to be driven as to who is in the White House and what happens to the dividend tax rate, but certainly it's not at the 15 percent rate, an unintelligent way of returning money to the shareholders. So that's one piece. The share repurchase program is very active, so that is certainly another component. We don't have any huge cap-ex requirements. All the digital build-out in broadcasting is complete, and in any given year somewhere between $25 and $30 million is all we need in cap-ex for the entire company, unless there is a facility that needs to be built for a station, and we just have one of those remaining.

So all of that being said, we'll just have to see what's out there available from an acquisition standpoint.

DOUG ARTHUR, Morgan Stanley

Now, Bill or Steve, it seems to me in the women's service magazine area where you've just totally dominated... I mean, the seminal events to a certain extent were, in my view, you know, Gruner+Jahr acquiring Family Circle and McCall's from New York Times... I can't remember what year that was.

BILL KERR

'93.

DOUG ARTHUR, Morgan Stanley

'93, and they paid a very high multiple for that, and that was, you know, and those two titles really started to struggle after that. And it seems to me your market share from Better Homes and Gardens and Ladies' Home Journal really took off after that. And now I guess McCall's has been transformed into Rosie and is now pretty much, it's about gone.

STEVE LACY

It's been gone for a year.

DOUG ARTHUR, Morgan Stanley

And then I don't know, it seems that since Martha Stewart Living started to struggle about whatever, a year, year and a half ago, while that was not a huge player in the market, it probably hasn't been a negative for market share and ad trends at Better Homes and Ladies' Home Journal. And I guess my question is, you know, have you sort of played out the market share string there? Your market share is about as high, I would think from an advertiser perspective, as it's going to get in those two titles.

BILL KERR

Well, I think actually there's a little more room in the advertising share position there, partly because the decline in McCall's and Rosie I think opened the field a little bit more in terms of that opportunity. You know, if you look at the... You're right on the pattern on the share gain. You know, as you know, I used to run Family Circle when I was at The New York Times, and at that time it was the number one book in the country in terms of the field. We've gained in the last decade, the combined share of Better Homes and Gardens and Ladies' Home Journal, has gained about a point a year for twelve years. We're up about twelve points over twelve years. And I thought when we got to 40 percent a couple years ago, we'd probably gotten about as far as we're going to go. We're now at 44 percent, and we're pushing a little bit beyond that. So I do think there's a little bit more in the way of share that's available for the big books. I think also the area that's going to be very important is pricing discipline and making sure as a leader you keep your prices up and you get good price out of the marketplace. So I would not discount the possibility there of share growth. Clearly, the incremental share growth will be tougher to get. And I think that where the other magazines come into play so much in our portfolio so successfully. And if you look at the mid-size titles, the Country Home, Traditional Home, Midwest Living, MORE, unlike most of the magazine industry, these are magazines where we have been able to really at least annually increase their rate bases and in some cases their frequencies over probably what now, Steve, a three- or four-year cycle, where we've been doing that. And I would expect, and they too, even though we don't talk as much about their share gains, they too have been taking share away from their competitors, which are a slightly different competitive set.

So I see more, I see continued share gain in the magazines, and I see continued expansion of the mid-size magazines in both rate base and frequency. I think that's part of the organic growth.

And, Steve, I don't know if you want to add to that.

STEVE LACY

Well, the only other point I guess I would make around that, Doug, is that when you look at Better Homes and Gardens at this point, it is so far ahead of any of the competitive set. And I would never say that there is a must-buy in advertising, especially magazine advertising, because there isn't. But its efficiency is so superior to anybody else in the field, and its circulation fundamentals are so much stronger, that I believe as the circulation issues continue to play out - and I don't think we're finished with that - in the industry either on the newspaper side or on the magazine side - it's going to continue to be stronger and stronger.

The decline of Martha Stewart has helped Better Homes to some extent; the elimination of Rosie, has helped Ladies' Home Journal to some extent. And I think beside our two titles in the women's service field, you're going to continue to see some rate base reductions, because many of those other books depend, from a circulation standpoint, much more on agent sources that are tending to go away over time; and they don't follow the long-term direct-to-publisher like we do. And so I think we'll continue to break out. I'm not saying that it's going to be easy to get to 50 percent, but I think that long-term trend - and, you know, it isn't even year-over-year of additional share of about a point a year - is something that we can continue to do.

DOUG ARTHUR, Morgan Stanley

When you say "efficiency," are you talking about like a Ford Motor looking at various different buys? In terms of reaching a targeted audience?

STEVE LACY

There is no comparison between Better Homes and basically anything else in the field in terms of efficiency.

DOUG ARTHUR, Morgan Stanley

And when you talk about rate-base reductions of competitors, I mean how? I mean the magazine industry has faced tremendous challenges in the past five years in terms of subscription renewals, replacing lost subscribers. The newsstand business has consolidated dramatically. The sweepstakes business, which the magazine industry was very dependent on for new subscribers, has basically been regulated out of business. The Internet has picked up some slack. But how do you maintain your subscriber totals?

STEVE LACY

Well, and let's make a very important distinction here. All of those issues that you just mentioned are in fact major industry issues, but we have been much less impacted by those issues, because long, even before Bill was here, the company has followed a philosophy that said basically two things: We're going to sell the editorial product, not your opportunity to win a million dollars in a sweepstakes, and we're going to do it with our own technology and intellectual capital - meaning, we're going to take the financial risk of dropping millions and millions of pieces of mail, rather than paying you as the agent to do it on our behalf. So as the sweepstakes went away and as agents went away, our competitors were far more impacted by that than we were as a company.

And as an example, if you compare Better Homes and Gardens and Good Housekeeping, Better Homes and Gardens has 96 percent of its rate base in long-term, direct-to-publisher sources, and 3 percent comes from the newsstand. Good Housekeeping has 25 percent of their rate base dependent on the newsstand. And so the volatility and the fluctuations of newsstands impact us less. They certainly still impact us, but not as much. So we've been able to maintain or increase rate base. In other cases you've seen, as an example, Martha Stewart has taken hers down dramatically in the last 12 months. Well, that has a lot to do with the fact that her advertising is down by 50 percent, and so portions of her circulation become much more marginal, and so you have to take the rate base down.

And that's just not been our case, and you're not going to see us need to do that, because we make a lot of money in circulation; and in the last 12 months you look at our profitability in fiscal '04 is about 10 percent higher than it was in fiscal '03. We can't get to the data, but I'd be shocked if anybody other than maybe Time Inc. had that kind of profitability around circulation; because the rest of them are scrambling to figure out how to replace either agent sources or newsstands that have both kind of dried up at the same time. That's not our issue.

BILL KERR

You know, there is a distinguishing characteristic, I think, in the industry, and if you put Time and ourselves have I think always been in the category of looking at circulation as a way to make money and be a very profitable basis for the business. I think most of the rest of the industry is operated on a model that advertising drives the story, and you get circulation at kind of any cost, and advertising will pay the freight. And those of us who are old enough go back to the days when the giveaways were huge and you paid almost nothing for magazines, and you got a football or you got an x or y or z if you subscribed. That advertising dynamic changed dramatically, I think, ten to fifteen years ago. And I think a lot of the industry did not understand that or appreciate that as much as they should have. And as a consequence, I think you've got a bifurcated industry now between those that are very healthy in circulation and those that are not. And I think when we had the good fortune of being able to buy American Baby, and as we've looked at some other situations, I think that the weakness that others are feeling in circulation has clearly translated into some opportunities for us and has clearly translated into an advertiser benefit because I think the advertiser has a high level of confidence in the circulation and buying from us. And I think part of our ability to gain share, and particularly coming out of the recession - and, you know, you've cited the numbers - but if you contrast our performance to the rest of the industry, it's dramatically different in terms of how we've been able to do it. And part of that I attribute to the advertisers saying, "This is real circulation, this is healthy circulation, I trust the circulation - I'm going to put my money into circulation."

DOUG ARTHUR, Morgan Stanley

Three other quick questions on publishing before we switch to broadcasting. You've stated your intentions to sort of fill out the portfolio. I mean, you have magazines like MORE, American Baby, Ladies' Home Journal, Better Homes and Gardens serving different, you know, targets of the sort of women's service field. So what is your specific goal right now in terms of filling that out? And how do you get there?

STEVE LACY

Well, if you think about American Baby with the median age of 30 as sort of one, the young end of the portfolio... And we have no interest in going any younger than that, no interest in a teen book of any sort for one fundamental reason - there's no circulation model there, and they don't renew. So think of American Baby as the youngest point, Doug. Then once again, with these two million names coming into the database, we're really looking to serve women between American Baby and when they're ready for Better Homes and Gardens, so it's around sort of one lifestage earlier of home ownership, decorating, remodeling, taking care of their children, and then their own personal well being, and that could include health and fitness. It would be magazines like if something came available out of Gruner+Jahr, like Fitness. If a Shape came available outside of American Media, those would fit in very well with the names that we see flowing into our database from American Baby. So that's really what we're looking at, younger women's titles between American Baby and when they're ready for Better Homes.

BILL KERR

Also, the other area there was the Hispanic marketplace. That would most likely be a startup. You know, historically, we have, if you go back about 15 years ago we really only had three titles that we operated in the magazine business. Today we operate 16 or 17 titles. And of the increase of the 14, really all but two have come from startups internally, and the others have been, a couple have been from acquisitions. We recognize that there is not a constant, steady flow of acquisition possibilities in the magazine business, and therefore startups actually are an important part of what we do. And we've got a pretty good track record on that.

DOUG ARTHUR, Morgan Stanley

And then finally, when you talked about 18 and change percentage margin, are you talking operating or EBITDA?

STEVE LACY

They're almost the same...

DOUG ARTHUR, Morgan Stanley

Yeah, because I think your EBITDA margin was 19.6 for the full year.

BILL KERR

There's about a point difference between the operating and EBITDA profit.

DOUG ARTHUR, Morgan Stanley

And what is your sort of three-year goal there? You said 1 percent a year. I mean, how high can you take it?

BILL KERR

We said by '06 we'd be at 20 percent. Operating profit.

It'll be higher than that in EBITDA.

DOUG ARTHUR, Morgan Stanley

Okay, and then finally, I mean, Meredith has been an innovator in integrated marketing going all the way back to the Wal-Mart agreement. You know, I don't know, that spans ten years I think at this point. How many of those agreements do you have in place right now, and how significant are they from a revenue point of view, and what's the growth rate?

BILL KERR

Steve, do you want to talk to that?

STEVE LACY

At this point in time, Doug, and some of them are quite small, there's probably like 25 of those deals that would be in place across the company. And all of that taken together is, including our book business, which finally if we break it out is about a third of publishing taken as a whole.

DOUG ARTHUR, Morgan Stanley

A third, including the book business?

STEVE LACY

Those two together. And book, so if you take the third, it's about half book and about half integrated marketing.

DOUG ARTHUR, Morgan Stanley

And the growth rate?

STEVE LACY

The growth rate is much more aggressive in the integrated marketing business, but there are fits and starts in that. They're big contracts, they're multiple-year deals, so when you get one, it's really great. But when you lose one, it's a lot like an agency model - it really hurts. So you kind of have to look at it over a period of about three years, but you're going to see the growth rate to be about, on the top line, about twice what it would be in the magazine business.

DOUG ARTHUR, Morgan Stanley

Okay, and then switching quickly. Kevin's not here. I'm not sure he could fill up a lot of airtime if he was, but.

BILL KERR

Hopefully he's out selling advertising today.

DOUG ARTHUR, Morgan Stanley

That's a good thing. The goal, I think it's been detailed, is a 40 percent EBITDA margin in broadcasting by fiscal 2006. You were, EBITDA was 32.3 percent in '04. You obviously will get some political in '05, but how realistic is that? You've got a lot of momentum, obviously, in ratings in some of your key markets. You've got a fairly fortuitous mix of CBS and FOX affiliates, which kind of hit two different demos that are doing pretty well. How realistic is that?

BILL KERR

I think it's highly realistic, and I'll let Steve talk to that in a second, but I just would say one thing on that upfront. We picked '06 as a target year very deliberately, in part because, in large part because '05 is going to have a lot of political in it, and our view was, you know, we didn't want to set this, set the target off of a political year where we got obvious benefits. The real trick will be getting through our fiscal '05, cycling through the political that's going to be there this year, and then making sure we have that 40 percent in '06. So for us that became a fairly stretch, an important high-end target to go after. And I would say our confidence in getting it is very high at this point in time, but, Steve, you may want to provide more color.

STEVE LACY

Just to put a little more data around that. If you go back to '02, to the last political election, we had about $20 million in net political. Now, we don't know exactly where this year is going to play out, obviously. This week and next week will tell us a great deal about that from a pacing standpoint, but we certainly believe that it'll be bigger than it was two years ago. And so the real hump is in '06, next year, our next fiscal year, and we're very focused on that. And the real challenge and the real objective is to move the local news ratings and be able to monetize those. And I think that we are very much on track to do that, but it isn't going to be easy. It's going to be a much tougher year next year, but I'm very confident that we'll deliver.

DOUG ARTHUR, Morgan Stanley

And Kevin mentioned on the last conference call that political was coming in very slowly. You mentioned the next two weeks - is that still the case?

STEVE LACY

Across the country, it's still the case, really. We really have to get beyond the convention, and really we should see some indication this week, but I think by the end of next week we'll have a good sense industrywide and also in our individual markets.

DOUG ARTHUR, Morgan Stanley

Can you make any comment on forward pacings right now, anything different from what you've seen?

STEVE LACY

No.

DOUG ARTHUR, Morgan Stanley

Really sort of high single digit or...?

STEVE LACY

I think you know we're going to have a meeting next week on Monday in our offices in New York, and we're going to provide all the information that we have at that point in time, but we're just a little premature at this point.

DOUG ARTHUR, Morgan Stanley

And in terms of, I know a big effort of Kevin and the company has been to, you know, right size syndicated programming costs... Are you pretty much there?

STEVE LACY

We're kind of there, Doug.

DOUG ARTHUR, Morgan Stanley

Do you think you're where you want to be?

STEVE LACY

In fact, we're at a run rate of about $30 million a year, and it'll bounce by a million or two one way or the other, but we think that's about where it's going to be. And he's done an excellent job with that.

QUESTION:

In your broadcasting business, what kind of returns do you think you could generate by making some fill-in acquisitions? You sort of alluded to the fact you wanted to build-out a few of your markets?

STEVE LACY

I would say really two things. We've got several of our markets where we have the opportunity to have a duopoly. An example would be Kansas City. And from a leverage standpoint, the ability to run two stations with one back office, if you will, as we're doing in Portland, is very, very beneficial from a margin standpoint. If you look at the southeastern part of the country where we now have Nashville, Atlanta, Greenville, and our most recent acquisition of the WB Station in Chattanooga, as technology advances over the next 24 months, we should be able to cluster the backroom operations there as well. We would probably do that in Nashville, and that would allow us to take several million dollars of operating expense out. I mean, it's not tens of million, but several million. And those kinds of things will help us get to that 40 percent EBITDA margin. And the technology is not quite where it needs to be, but it's moving in that direction. And so you still have local news and a local sales force, but the master control and some of those activities you can do from one location.

SUKU RADIA

And in a duopoly operation, if you had two full-fledged stations, as opposed to one being a stick, you're probably going to realize somewhere between 25 and 30 percent savings on the cost side if you do it right.

LISA MONACO, Morgan Stanley

Can you just elaborate on kind of the product development cycle on launching a new magazine?

STEVE LACY

Sure. The interesting challenge is not an economic one or a cashflow one, but it's a bookkeeping challenge. Generally speaking, if you launch a new magazine... Or I would just tell you our history, we would come out with a guaranteed rate base of around 350,000. You would then have, from a financial reporting standpoint, about a five million dollar hit in the first year that mostly has to do with launch, with the direct mail component, although the cash comes right back. So it's not, not a cashflow or, you know, an economic impact as much as it is a financial reporting impact. And you would kind of go five million, four million, three million. You'd then get to kind of a breakeven, and it starts to go the other direction. The interesting challenge is, the more successful you are in growing the rate base more rapidly - as we were with MORE Magazine because of tremendous acceptance from the female audience - you delay that profitability, but when you get to that point you make a lot more money. But it's just the adverse financial reporting impact of the mail versus the cash coming back.

DOUG ARTHUR, Morgan Stanley

We should probably wrap on that, but, you know, Meredith has been one of the best investments in the media stage for many years now, and it's pretty evident, you guys have a lot more growth ahead. We look forward to your presentation Monday in New York.

INFORMATION RELATING TO
FORWARD-LOOKING STATEMENTS

This presentation and management's public commentary contain certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management's current knowledge and estimates of factors affecting the Company's operations. Actual results may differ materially from those currently anticipated.

Factors that could adversely affect future results include, but are not limited to: downturns in national and/or local economies; a softening of the domestic advertising market; world, national, or local events that could disrupt broadcast television; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss of one or more major clients; changes in consumer reading, purchase, order, and/or television viewing patterns; unanticipated increases in paper, postage, printing, or syndicated programming costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution; changes in legislation and government regulations affecting the Company's industries; unexpected changes in interest rates; and any acquisitions and/or dispositions. The Company undertakes no obligation to update any forward-looking statement.